[Letterhead of The Interpublic Group of Companies, Inc.]


Not for release, publication or distribution in or into the United Kingdom, Canada, Japan or Australia.


                                            FOR IMMEDIATE RELEASE


           THE INTERPUBLIC GROUP OF COMPANIES ANNOUNCES
  PROPOSED ACQUISITION OF INTERNATIONAL PUBLIC RELATIONS (IPR),
    THE WORLD'S LARGEST INDEPENDENT PUBLIC RELATIONS FIRM AND
           PARENT COMPANY OF SHANDWICK AND GOLIN/HARRIS


New York, July 17, 1998 - The Boards of The Interpublic Group of Companies (IPG) and International Public Relations (IPR) jointly announce that they have reached an agreement on the terms of a proposed acquisition ("Acquisition") by IPG of IPR, the world's largest independent public relations firm and the parent company of Shandwick and Golin/Harris.

The Acquisition is to be effected by means of a "Scheme of Arrangement" to be proposed by IPR under section 425 of the United Kingdom's Companies Act of 1985 of Great Britain. It is proposed that IPR shareholders will receive shares in IPG, a New York Stock Exchange listed company headquartered in the U.S. IPG is one of the largest organizations of advertising and marketing communications companies in the world.

Based on the New York Stock Exchange closing price of $62-11/16 per IPG share on July 16, 1998 and an exchange rate of $1.6336 to (pound)1, the Acquisition values the entire issued and to-be-issued share capital of IPR at approximately $169.2 million or (pound)103.6 million (assuming exercise of all outstanding options under the IPR Share Option Schemes) and each IPR share at approximately 70.8 pence. It is currently expected that an IPR shareholders' meeting will be held in early September 1998 and that the Acquisition will become effective in early October 1998.

The Boards of IPG and IPR believe that the Acquisition represents an important opportunity for their respective businesses.

In particular, the Board of IPG believes the Acquisition will:

     o mark the continuation of IPG's successful growth strategy to build incremental revenue streams through diversification. The combination of IPR and IPG's Weber Public Relations Worldwide business will result in a public relations group with 129 offices and 52 affiliate offices, making it one of the largest public-relations organizations in the world;

     o establish IPG as a leading operator in the fast-growing public-relations industry;

     o provide IPG's clients with an additional global communications network to meet their changing business needs;

     o enable IPG to continue to benefit from the growing strategic alignment of advertising and public relations;

     o complement IPG's multinational client base and proven management strength in serving worldwide accounts.

The Board of IPR believes that:

     o IPR shareholders will achieve an attractive uplift in capital value and a significant improvement in liquidity by exchanging their IPR shares for IPG shares;

     o the Acquisition will allow IPR to expand its own global public relations service using IPG's international networks to supplement the existing IPR networks;

     o IPR's business will benefit from becoming part of one of the largest organizations of advertising and marketing communications companies in the world and IPR's position as one of the largest public relations groups in the world will be enhanced, improving the IPR Group's ability to serve global clients and providing better career opportunities for its staff;

     o the Acquisition will enable IPR to provide a wider range of above and below the line marketing services to existing clients than it currently provides.


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


Commenting on the Acquisition today, Philip H. Geier, Jr.,
Chairman and Chief Executive Officer of IPG, made the following statement:

   "This agreement marks the continuation of IPG's successful growth strategy to build incremental revenue streams through diversification. By making IPG a leading player in the fast growing public relations industry, the Acquisition also provides our agencies' clients with an additional global communications offering to meet their changing business needs. Public relations is an increasingly vital strategic communications resource to manage corporate reputations worldwide."


Commenting on the Acquisition, Lord Chadlington, Chairman of IPR, said:

   "We are delighted to have agreed to terms with the Board of IPG and look forward to becoming part of its global communications business.

   Our vision is to be the leader in global public relations and reputation management. Being part of IPG is an ideal strategic match for us since it will allow us to deepen and expand our ability to serve clients in all parts of the world. We are very excited by the future prospects of IPG and believe the Acquisition will bring both immediate and long-term benefits to our shareholders, our clients and our people."

IPG will incur transaction expenses in its financial year 1998 resulting from charges associated with the Acquisition. Excluding these expenses, IPG expects the Acquisition to be accretive to earnings per share of Common Stock in the fiscal year ending December 31, 1998. This statement should not be interpreted to mean that the future earnings per share of IPG Common Stock will necessarily be greater than the earnings per share of IPG Common Stock for its most recent reported year, the financial year ended December 31, 1997.

Shandwick, Golin/Harris and Weber will continue to be led by their current management teams and will operate as autonomous, independent organizations. A new board, representing each of the three components, will be formed to serve as the decision-making body on broad policy issues. This board will report to The Interpublic Group.


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


IPG is one of the largest organizations of advertising and marketing communications companies in the world. The IPG Group employs more than 28,000 people in 120 countries worldwide. IPG's primary holdings include three wholly-owned global advertising agency networks, McCann-Erickson WorldGroup, Ammirati Puris Lintas and The Lowe Group, as well as four specialized communication services units, Western International Media, DraftWorldwide, The Allied Communications Group, Octagon, and other related companies.

IPR is the world's largest independent public relations firm with 82 offices in 21 markets and 41 affiliate offices in a further 29 markets. The IPR Group employs approximately 2,100 people. IPR provides a full range of public relations services including investor relations, support for consumer products, information technology programs, financial communications, health and pharmaceutical programs and global public relations services.


                           # # # # # #


Contact:   Interpublic                    Tel:  (212) 399-8000
           -----------
           Philip H. Geier, Jr.
           Chairman & CEO

           Eugene P. Beard
           Vice Chairman, Finance and Operations,
           and CFO




This summary should be read in conjunction with the full text of the press announcement.

This announcement contains forward-looking statements including with respect to the consummation of the Acquisition, and the integration of services, and opportunities related to the Acquisition. As such statements apply to future events, they are subject to risk and uncertainties which may cause the actual results to differ materially, including, without limitation, the risk that the Acquisition will not be consummated, integration risks related to the Acquisition and the risk that the anticipated benefits of the Acquisition will not be realized.

This announcement does not constitute an offer or an invitation to purchase any securities.

Copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into the United Kingdom, Canada, Australia or Japan and persons receiving this announcement (including custodians, nominees and trustees) must not distribute or send it into or from the United Kingdom, Canada, Australia or Japan.

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